For Immediate Release July 24, 2014 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Second-Quarter Earnings of $0.56 per Share

Key Highlights

•	Second-quarter 2014 earnings of $0.56 per share[1]

•	Earnings surpass top end of second-quarter guidance range on potash and nitrogen strength

•	Second-quarter cash from operating activities of $788 million; $1.3 billion for first six months

•	Completed share buyback program; 43.3 million shares repurchased at an average price of $34 per share

•	Third-quarter guidance of $0.35-$0.45; full-year 2014 guidance increased to $1.70-$1.90 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported second-quarter earnings of $0.56 per share ($472 million), bringing earnings for first-half 2014 to $0.95 per share ($812 million). Totals for the quarter and first six months surpassed our earnings guidance on improving trends in each nutrient, but trailed the $0.73 per share ($643 million) and $1.37 per share ($1.2 billion) reported in the respective periods last year.

Gross margin for the quarter of $747 million fell short of the $979 million generated during the same period in 2013 due to weaker contributions from our potash and phosphate businesses. For the first six months, gross margin totaled $1.3 billion, below the $1.8 billion earned during the comparative period last year.

Adjusted earnings before finance costs, income taxes, depreciation and amortization and certain impairment charges2 (adjusted EBITDA) of $868 million for the quarter and $1.6 billion for the first half were below the respective period totals in 2013. Cash from operating activities for both the quarter and first six months of $788 million and $1.3 billion each trailed last year’s comparative period amounts, although declining capital expenditures resulted in strong free cash flow2.

Our investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $55 million to our quarterly earnings and brought first-half totals to $155 million. Similar market conditions impacted earnings for these companies as both amounts were below the 2013 comparative period totals of $89 million and $166 million, respectively. The market value of our investments in these publicly traded companies, as well as Sinofert Holdings Limited (Sinofert), equated to approximately $5 billion, or $6 per PotashCorp share at market close on July 23, 2014.

“Robust global fertilizer demand provided a supportive earnings environment during the quarter,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “Performance in all three nutrient segments improved from the beginning of the year and resulted in our second-quarter earnings exceeding the upper end of our guidance range. Although results were below those of the same period last year, an improving price environment and – in the case of our potash and nitrogen businesses – cost efficiencies contributed to our bottom line.”

Market Conditions

With all key potash markets engaged, global shipments accelerated through the second quarter. Significant product demand, especially in granular markets, kept most producers’ operations and distribution networks running at or near full capability. In North America, demand at the farm level was very strong through the spring planting season. Second-quarter shipments from domestic producers exceeded those of the prior year by 28 percent, with shipments for the first six months of 2014 approaching record totals. Shipments by North American producers to offshore markets increased from the first quarter as rail constraints began to improve and customers in all key markets actively secured supply. Totals for both the quarter and year were relatively in line with prior period levels. Improving fundamentals – most notably for granular product – resulted in positive spot market pricing trends relative to the first quarter, although potash prices remained well below those of the comparative period in 2013.

In nitrogen, prices reflected typical seasonal patterns and moved lower as the quarter progressed. While offshore prices for ammonia and urea softened during the quarter relative to the same period last year, key North American benchmarks remained comparatively strong due to healthy demand and reduced imports.

After phosphate markets rebounded early in 2014, demand and pricing remained relatively stable through the second quarter. Continuing slow demand in India during first-half 2014 was largely offset by the strength of demand in other regions, in particular Brazil and North America. Increased availability of product from offshore competitors limited exports for US producers, but was offset by healthy domestic demand and lower output due to reported production challenges.

Potash

With lower prices, potash gross margin of $395 million for 2014’s second quarter and $695 million for the first six months trailed the 2013 contributions of $613 million for the quarter and $1.1 billion for the first half.

Strong customer engagement in all key potash markets and improving rail logistics supported increased shipments from earlier in the year. Our total sales volumes for the second quarter reached 2.5 million tonnes, bringing the total for the first six months to 4.8 million tonnes with both amounts relatively flat compared to the similarly strong periods of 2013. Continued strength in North America led to sales volumes significantly exceeding those of the comparative period in 2013 for both the quarter (up 13 percent) and first six months (up 19 percent). Although rail challenges began to abate, offshore sales volumes for the quarter (1.6 million tonnes) and first half (2.9 million tonnes) were impacted by backlogs and trailed 2013 comparative totals. The majority of Canpotex’s3 second-quarter shipments were to Other Asian countries (42 percent) and Latin America (29 percent), while China and India accounted for 13 percent and 10 percent, respectively.

Our average realized potash price for the quarter was $263 per tonne, down significantly from $356 per tonne in the same period last year due to price erosion during the second half of 2013. Improving market fundamentals through the first half – most notably in granular markets in North America and Brazil – resulted in our average realized price increasing $13 per tonne relative to first-quarter 2014.

The realignment of our workforce and operating capabilities in December 2013 helped deliver improved operational efficiencies. These changes, combined with the favorable impact from a weakened Canadian dollar and lower royalties, resulted in a reduction of per-tonne cost of goods sold of over 10 percent for both the quarter and first half of the year.

Nitrogen

Gross margin for the quarter totaled $304 million, surpassing the $276 million generated during the same period last year as higher sales volumes more than offset weaker price realizations. This result was the second-highest quarterly nitrogen gross margin total in our history and brought our six-month total to $543 million – nearly matching last year’s comparative period record. Our three US operations contributed $191 million of gross margin for the quarter while our operation in Trinidad contributed $113 million, compared to $186 million and $90 million respectively in 2013.

Improved production levels across all of our facilities helped push second-quarter nitrogen sales volumes to 1.7 million tonnes, above the 1.5 million tonnes sold during the same period last year. Total sales volumes for the first half of 2014 reached 3.3 million tonnes, 11 percent above the comparable period in 2013.

Our average realized price of $393 per tonne during the quarter declined from the $410 per tonne in the same period last year. This was primarily the result of slightly weaker benchmark prices contributing to lower realizations for our ammonia fertilizer products.

Cost of goods sold for the quarter averaged $213 per tonne, slightly lower than the same period in 2013 as efficiencies from increased production more than offset higher natural gas costs.

Phosphate

Lower prices, reduced production levels and increased costs weighed on our performance in phosphate. Second-quarter and half-year 2014 gross margin totals of $48 million and $74 million were well below the $90 million and $182 million earned during the respective periods last year.

Short-term issues relating to weather, mining conditions and mechanical challenges created difficulties in sustaining the supply of ore feed to our facilities and resulted in reduced quarterly and first-half production. Sales volumes for the quarter of 0.8 million tonnes and first six months of 1.6 million tonnes trailed comparative periods in 2013 by 9 percent and 11 percent, respectively.

Our average realized phosphate price for the quarter was $509 per tonne, down slightly from the $517 per tonne in the same period last year. Although market fundamentals remained largely unchanged, the decline in prices was mainly related to industrial contracts, which tend to lag current market conditions.

Per-tonne costs of goods sold for the second quarter were elevated compared to the same period in 2013. The favorable impact of lower ammonia and sulfur prices was more than offset by decreased production levels and the recognition of accelerated non-cash depreciation charges of $28 million related to the closure of our Suwannee River chemical plant at White Springs.

Financial

Provincial mining and other taxes totaled $69 million for the second quarter, below the $81 million during the same period last year primarily due to lower average realized potash prices. Lower total earnings resulted in income tax expense declining to $166 million, down from $245 million during 2013’s comparable period.

Capital-related cash expenditures totaled $199 million during the quarter, well below the $354 million in 2013’s second quarter as our multi-year potash expansion program nears completion.

We repurchased a total of 17.5 million common shares during the second quarter and successfully completed our share buyback program announced in July 2013 (5 percent of outstanding common shares totaling 43.3 million shares).

Market Outlook

We move into the second half of 2014 with an improved outlook for the balance of the year.

In potash, we have raised our 2014 global shipment expectations to 56.5-58 million tonnes on the strength of record first-half demand and an improved second-half outlook. We begin the second half with a strong domestic order book and Canpotex fully committed in offshore markets through the third quarter. Producer inventories in North America ended the first half at their lowest level since 2011, and are projected to remain tight as scheduled maintenance downtime is expected to limit production for most producers in a period of relatively robust demand.

In North America, a successful summer-fill program has given us better visibility on demand through the remainder of the year. Shipments are expected to be strong during the third quarter as dealers work to position product in advance of what is anticipated to be an active fall application season. For full-year 2014, we now expect potash shipments to this market could exceed 10 million tonnes.

Potash demand in Latin America is expected to remain strong ahead of its key planting season. We anticipate shipments to this market will remain elevated through the third quarter although total deliveries could slow relative to those of the comparative period last year. We maintain our view that Latin American demand could reach record levels in 2014 of approximately 10.5 million tonnes.

In China, we now expect potash demand to approximate 12 million tonnes, exceeding our earlier estimates. With first-half contract deliveries complete, increased seaborne import needs through the second half are expected to be met through the execution of optional tonnage arrangements. For the full year, Canpotex will ship approximately 1.2 million tonnes under terms contained in the January 2014 contract with Sinofert.

Shipments against contracts signed with India early in April began to move during the second quarter and are expected to accelerate through the balance of 2014. Although weaker-than-normal monsoon rains and a continued imbalance in fertilizer subsidies will remain headwinds for significant near-term potash demand growth, total annual shipments to India are expected to exceed 2013 and reach 3.5-4 million tonnes.

In Other Asian countries (outside of China and India), potash demand and imports continue to outpace the previous year although increased competitive pressure in this region has weighed on the near-term pricing momentum. We expect shipments to Other Asian countries to remain relatively strong through the balance of the year, and maintain our full-year forecast for this region of approximately 8.2 million tonnes.

Financial Outlook

With an improved global demand environment, we have increased our estimate for potash gross margin to approximately $1.2-$1.4 billion and annual potash sales volumes to 8.9-9.2 million tonnes. Stronger demand, particularly for granular product, has resulted in the decision to continue operating our Penobsquis mine in New Brunswick and to increase our production at Lanigan. Included in our estimates is the impact of a successful Canpotex run at our Allan facility increasing our allocation to approximately 54 percent effective July 1, 2014. We remain on track to achieve our 2014 target of reducing per-tonne cash costs by $15-$20 (from 2013’s levels), although the third quarter will reflect its normal seasonal increase as we complete our required maintenance downtime.

In nitrogen, we have increased our expectation for gross margin through the balance of 2014 and now see the potential for our full-year results to approach record levels. Sales volumes are expected to outpace previous-year levels and act as a continued tailwind through the second half. While gas supply restrictions at our facility in Trinidad are anticipated to reduce our production in the third quarter, these curtailments are expected to remain below previous year levels.

We see phosphate markets staying relatively firm through the second half, assuming the emergence of more robust Indian import demand. The expected closure at Suwannee River in the third quarter is likely to keep our sales volumes at lower levels through the balance of the year, although reduced accelerated depreciation charges are expected to result in improved per-tonne cost of goods sold and enhanced margins.

We have revised our annual estimate of selling and administrative expenses and finance costs to a range of $235-$245 million and $175-$185 million, respectively.

Based on these factors, we expect our third-quarter net income to be in the range of $0.35-$0.45 per share and have increased our annual range to $1.70-$1.90 per share. Other guidance numbers are outlined in the table below.

Quarterly: Q3-2014
Earnings per share	$0.35-$0.45
Annual: 2014
Earnings per share	$1.70-$1.90
Potash sales volumes	8.9-9.2 million tonnes
Potash gross margin	$1.2-$1.4 billion
Nitrogen and phosphate gross margin	$1.0-$1.2 billion
Capital expenditures	~$1.1 billion
Effective tax rate	26-28 percent
Provincial mining and other taxes*	16-18 percent
Selling and administrative expenses	$235-$245 million
Finance costs	$175-$185 million
Income from offshore investments**	$230-$240 million

*	As a percentage of potash gross margin
**	Includes income from dividends and share of equity earnings

Conclusion

“We see a supportive earnings environment ahead of us and this is reflected in our outlook for the remainder of 2014,” said Tilk. “Looking ahead, we will focus on improving our position and optimizing our world-class assets to benefit all stakeholders. As a team, we will build on our strengths and take thoughtful and calculated steps to enhance long-term shareholder value.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should”, “could”, “expect”, “may”, “anticipate”, “believe”, “intend”, “estimates”, “plans” and similar expressions. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in the forward-looking statements, including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; changes in competitive pressures, including pricing pressures; risks and uncertainties related to our international operations and assets; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; unexpected geological or environmental conditions, including water inflows; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; increases in the price or reduced availability of the raw materials that we use; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; risks related to reputational loss; and earnings and the decisions of taxing authorities which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2013 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday July 24, 2014 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US:	1-877-881-1303
	-	From Elsewhere:	1-412-902-6719

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	June 30,	December 31,
As at	2014	2013

Assets
Current assets
Cash and cash equivalents	$107	$628
Receivables	848	752
Inventories	708	728
Prepaid expenses and other current assets	57	81
	1,720	2,189
Non-current assets
Property, plant and equipment	12,254	12,233
Investments in equity-accounted investees	1,284	1,276
Available-for-sale investments (Note 2)	1,719	1,722
Other assets	375	401
Intangible assets	139	137
Total Assets	$17,491	$17,958

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 3)	$430	$967
Payables and accrued charges	976	1,104
Current portion of derivative instrument liabilities	40	42
	1,446	2,113
Non-current liabilities
Long-term debt (Note 3)	3,711	2,970
Derivative instrument liabilities	111	129
Deferred income tax liabilities	2,115	2,013
Pension and other post-retirement benefit liabilities	424	410
Asset retirement obligations and accrued environmental costs	599	557
Other non-current liabilities and deferred credits	138	138
Total Liabilities	8,544	8,330

Shareholders’ Equity
Share capital (Note 4)	1,608	1,600
Unlimited authorization of common shares without par value; issued and outstanding 829,282,715 and 856,116,325 at June 30, 2014 and December 31, 2013, respectively
Contributed surplus	230	219
Accumulated other comprehensive income	724	673
Retained earnings	6,385	7,136
Total Shareholders’ Equity	8,947	9,628
Total Liabilities and Shareholders’ Equity	$17,491	$17,958

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share and share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Sales (Note 5)	$ 1,892	$ 2,144	$ 3,572	$ 4,244
Freight, transportation and distribution	(158)	(147)	(324)	(296)
Cost of goods sold	(987)	(1,018)	(1,936)	(2,102)
Gross Margin	747	979	1,312	1,846
Selling and administrative expenses	(55)	(51)	(123)	(117)
Provincial mining and other taxes	(69)	(81)	(123)	(144)
Share of earnings of equity-accounted investees	32	37	65	117
Dividend income	24	54	93	54
Impairment of available-for-sale investment (Note 2)	—	—	(38)	—
Other income (expenses)	7	(11)	31	(12)
Operating Income	686	927	1,217	1,744
Finance costs	(48)	(39)	(95)	(74)
Income Before Income Taxes	638	888	1,122	1,670
Income taxes (Note 7)	(166)	(245)	(310)	(471)
Net Income	$ 472	$ 643	$ 812	$ 1,199

Net Income per Share
Basic	$ 0.56	$0.74	$0.96	$1.39
Diluted	$ 0.56	$0.73	$0.95	$1.37

Dividends Declared per Share	$ 0.35	$ 0.35	$ 0.70	$ 0.63

Weighted Average Shares Outstanding
Basic	840,342,000	865,991,000	846,596,000	865,526,000
Diluted	847,014,000	877,141,000	853,320,000	876,930,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(Net of related income taxes)	2014	2013	2014	2013

Net Income	$472	$643	$812	$1,199
Other comprehensive (loss) income
Items that will not be reclassified to net income:
Net actuarial gain on defined benefit plans (1)	—	150	—	150
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value (loss) gain during the period	(15)	(656)	35	(470)
Cash flow hedges
Net fair value loss during the period (3)	—	—	(1)	—
Reclassification to income of net loss (4)	7	8	13	19
Other	2	(2)	4	(2)
Other Comprehensive (Loss) Income	(6)	(500)	51	(303)
Comprehensive Income	$466	$143	$863	$896

(1)	Net of income taxes of $NIL (2013 - $(87)) for the three and six months ended June 30, 2014.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and were net of income taxes of $NIL (2013 - $NIL) for the three months ended June 30, 2014 and $1 (2013 - $NIL) for the six months ended June 30, 2014.
(4)	Net of income taxes of $(4) (2013 - $(4)) for the three months ended June 30, 2014 and $(8) (2013 - $(10)) for the six months ended June 30, 2014.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2013	$1,600	$219	$780	$(105)	$(2)	$673	$7,136	$9,628
Net income	—	—	—	—	—	—	812	812
Other comprehensive income	—	—	35	12	4	51	—	51
Share repurchase (Note 4)	(53)	(2)	—	—	—	—	(976)	(1,031)
Dividends declared	—	—	—	—	—	—	(587)	(587)
Effect of share-based compensation including issuance of common shares	40	13	—	—	—	—	—	53
Shares issued for dividend reinvestment plan	21	—	—	—	—	—	—	21
Balance - June 30, 2014	$1,608	$230	$815	$(93)	$2	$724	$6,385	$8,947

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Operating Activities
Net income	$472	$643	$812	$1,199
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	182	186	358	340
Share-based compensation	4	5	19	21
Net distributed (undistributed) earnings of equity-accounted investees	28	70	(3)	(7)
Impairment of available-for-sale investment (Note 2)	—	—	38	—
Realized excess tax benefit related to share-based compensation	2	9	2	10
Provision for deferred income tax	64	151	110	253
Pension and other post-retirement benefits	12	9	21	(22)
Other long-term liabilities and miscellaneous	1	34	10	49
Subtotal of adjustments	293	464	555	644

Changes in non-cash operating working capital
Receivables	54	170	(104)	66
Inventories	(3)	(6)	17	41
Prepaid expenses and other current assets	9	12	27	13
Payables and accrued charges	(37)	(81)	20	(23)
Subtotal of changes in non-cash operating working capital	23	95	(40)	97
Cash provided by operating activities	788	1,202	1,327	1,940

Investing Activities
Additions to property, plant and equipment	(199)	(354)	(423)	(850)
Other assets and intangible assets	(8)	(5)	(10)	(10)
Cash used in investing activities	(207)	(359)	(433)	(860)

Financing Activities
Proceeds from long-term debt obligations	—	—	737	—
Repayment of and finance costs on long-term debt obligations	(500)	(4)	(500)	(254)
Proceeds from (repayment of) short-term debt obligations	429	(580)	(41)	(369)
Dividends	(283)	(233)	(576)	(410)
Repurchase of common shares	(669)	—	(1,065)	—
Issuance of common shares	16	19	30	21
Cash used in financing activities	(1,007)	(798)	(1,415)	(1,012)
(Decrease) Increase in Cash and Cash Equivalents	(426)	45	(521)	68
Cash and Cash Equivalents, Beginning of Period	533	585	628	562
Cash and Cash Equivalents, End of Period	$107	$630	$107	$630

Cash and cash equivalents comprised of:
Cash	$88	$40	$88	$40
Short-term investments	19	590	19	590
	$107	$630	$107	$630

Supplemental cash flow disclosure
Interest paid	$68	$91	$92	$100
Income taxes paid	$120	$52	$170	$107

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2013 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2013 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in July 2014.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence of impairment. A significant or prolonged decline in the fair value of the investment below its cost would be evidence that the asset is impaired. If objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in other comprehensive income (“OCI”) and would not flow back into net income. Any subsequent decline in fair value below the carrying amount at the impairment date would represent a further impairment to be recognized in net income.

During 2012, the company concluded its investment in Sinofert Holdings Limited (“Sinofert”) was impaired due to the significance by which fair value was below cost. As a result, an impairment loss of $341 was recognized in net income during 2012. At March 31, 2014, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $238 at the previous impairment date. As a result, an impairment loss of $38 was recognized in net income during the three months ended March 31, 2014. The fair value was determined through the market value of Sinofert shares on the Hong Kong Stock Exchange.

Changes in fair value, and related accounting, for the company’s investment in Sinofert since December 31, 2013 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI	Net Income and Retained Earnings

Balance — December 31, 2013	$254	$(325)	$16	$(341)
Decrease in fair value and recognition of impairment	(54)	(54)	(16)	(38)
Balance — March 31, 2014	$200	$(379)	$—	$(379)
Increase in fair value subsequent to recognition of impairment	10	10	10	—
Balance — June 30, 2014	$210	$(369)	$10	$(379)

3. Long-Term Debt

On March 7, 2014, the company closed the issuance of $750 of 3.625 percent senior notes due March 15, 2024. The senior notes were issued under a US shelf registration statement.

On March 7, 2014, the company issued a notice of redemption for all of its outstanding $500 of 5.250 percent senior notes due May 15, 2014. On April 7, 2014, the company completed the redemption of all $500 of the senior notes at a redemption price of 100.497 percent of the principal amount of the notes redeemed plus accrued interest.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

4. Share Capital

On July 24, 2013, the company’s Board of Directors authorized a share repurchase program of up to 5 percent of PotashCorp’s outstanding common shares (up to $2,000 of its outstanding common shares) through a normal course issuer bid. Shares could be repurchased from time to time on the open market commencing August 2, 2013 through August 1, 2014 at prevailing market prices. The timing and amount of purchases under the program were dependent upon the availability and alternative uses of capital, market conditions, applicable US and Canadian regulations and other factors. The company completed the repurchase program by June 30, 2014.

Under this program, the company repurchased for cancellation 17,478,892 common shares during the three months ended June 30, 2014, at a cost of $632 and an average price per share of $36.19. The repurchase resulted in a reduction of share capital of $32, and the excess of net cost over the average book value of the shares was recorded as a reduction of contributed surplus of $1 and a reduction of retained earnings of $599. During the six months ended June 30, 2014, a total of 29,200,892 common shares were repurchased at a cost of $1,031 and an average price per share of $35.31, resulting in a reduction of share capital of $53, a reduction of contributed surplus of $2 and a reduction of retained earnings of $976.

5. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$747	$656	$489	$—	$1,892
Freight, transportation and distribution - third party	(79)	(28)	(51)	—	(158)
Net sales - third party	668	628	438	—
Cost of goods sold - third party	(273)	(342)	(372)	—	(987)
Margin (cost) on inter-segment sales (1)	—	18	(18)	—	—
Gross margin	395	304	48	—	747
Depreciation and amortization	(44)	(44)	(90)	(4)	(182)
Cash flows for additions to property, plant and equipment	103	48	45	3	199

(1)	Inter-segment net sales were $33.

	Three Months Ended June 30, 2013

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$975	$629	$540	$—	$2,144
Freight, transportation and distribution - third party	(68)	(27)	(52)	—	(147)
Net sales - third party	907	602	488	—
Cost of goods sold - third party	(294)	(333)	(391)	—	(1,018)
Margin (cost) on inter-segment sales (1)	—	7	(7)	—	—
Gross margin	613	276	90	—	979
Depreciation and amortization	(67)	(42)	(74)	(3)	(186)
Cash flows for additions to property, plant and equipment	264	27	57	6	354

(1)	Inter-segment net sales were $35.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

	Six Months Ended June 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,418	$1,237	$917	$—	$3,572
Freight, transportation and distribution - third party	(165)	(59)	(100)	—	(324)
Net sales - third party	1,253	1,178	817	—
Cost of goods sold - third party	(558)	(665)	(713)	—	(1,936)
Margin (cost) on inter-segment sales (1)	—	30	(30)	—	—
Gross margin	695	543	74	—	1,312
Depreciation and amortization	(96)	(86)	(168)	(8)	(358)
Cash flows for additions to property, plant and equipment	227	115	76	5	423

(1)	Inter-segment net sales were $58.

	Six Months Ended June 30, 2013

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,860	$1,288	$1,096	$—	$4,244
Freight, transportation and distribution - third party	(139)	(52)	(105)	—	(296)
Net sales - third party	1,721	1,236	991	—
Cost of goods sold - third party	(604)	(714)	(784)	—	(2,102)
Margin (cost) on inter-segment sales (1)	—	25	(25)	—	—
Gross margin	1,117	547	182	—	1,846
Depreciation and amortization	(108)	(80)	(145)	(7)	(340)
Cash flows for additions to property, plant and equipment	613	72	122	43	850

(1)	Inter-segment net sales were $80.

6. Share-Based Compensation

On May 15, 2014, the company’s shareholders approved the 2014 Performance Option Plan under which the company may, after February 20, 2014 and before January 1, 2015, grant options to acquire up to 3,500,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2014, options to purchase a total of 2,547,900 common shares had been granted under the plan. The weighted average fair value of options granted was $9.42 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$37.15
Expected annual dividend per share	$1.40
Expected volatility	39%
Risk-free interest rate	1.67%
Expected life of options	5.4 years

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

7. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Income tax expense	$166	$245	$310	$471
Actual effective tax rate on ordinary earnings	27%	25%	27%	26%
Actual effective tax rate including discrete items	26%	28%	28%	28%
Discrete tax adjustments that impacted the tax rate	$(6)	$18	$(4)	$37

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the three and six months ended June 30, 2014 increased compared to the same periods last year due to different income weightings between jurisdictions.

•	In first-quarter 2014, a non-tax deductible impairment of the company’s available-for-sale investment in Sinofert was recorded. This increased the actual effective tax rate including discrete items for the six months ended June 30, 2014 by 1 percent.

•	In the first six months of 2013, a tax expense of $16 ($1 in the second quarter) was recorded to adjust the 2012 income tax provision.

•	In second-quarter 2013, a deferred tax expense of $11 was recorded as a result of a Canadian income tax rate increase.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Potash Sales (tonnes - thousands)
Manufactured Product
North America	943	834	1,931	1,628
Offshore	1,582	1,711	2,905	3,143
Manufactured Product	2,525	2,545	4,836	4,771

Potash Net Sales
(US $ millions)
Sales	$ 747	$ 975	$1,418	$1,860
Freight, transportation and distribution	(79)	(68)	(165)	(139)
Net Sales	$ 668	$ 907	$1,253	$1,721

Manufactured Product
North America	$ 303	$ 352	$ 594	$ 683
Offshore	362	554	649	1,031
Other miscellaneous and purchased product	3	1	10	7
Net Sales	$ 668	$ 907	$1,253	$1,721

Manufactured Product
Average Realized Sales Price per MT
North America	$ 321	$ 421	$ 307	$ 419
Offshore	$ 229	$ 324	$ 223	$ 328
Average	$ 263	$ 356	$ 257	$ 359
Cost of Goods Sold per MT	$ (102)	$ (114)	$ (111)	$ (124)
Gross Margin per MT	$ 161	$ 242	$ 146	$ 235

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Average Natural Gas Cost in Production per MMBtu	$5.91	$5.67	$5.65	$5.88
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	665	549	1,248	1,108
Urea	258	277	606	582
Solutions/Nitric acid/Ammonium nitrate	740	656	1,438	1,278
Manufactured Product	1,663	1,482	3,292	2,968

Fertilizer sales tonnes (1)	551	488	1,128	898
Industrial/Feed sales tonnes	1,112	994	2,164	2,070
Manufactured Product	1,663	1,482	3,292	2,968

Nitrogen Net Sales
(US $ millions)
Sales - third party	$656	$629	$1,237	$1,288
Freight, transportation and distribution - third party	(28)	(27)	(59)	(52)
Net sales - third party	628	602	1,178	1,236
Inter-segment net sales	33	35	58	80
Net Sales	$661	$637	$1,236	$1,316

Manufactured Product
Ammonia (2)	$360	$318	$606	$660
Urea	114	120	264	265
Solutions/Nitric acid/Ammonium nitrate	180	170	344	331
Other miscellaneous and purchased product (3)	7	29	22	60
Net Sales	$661	$637	$1,236	$1,316

Fertilizer net sales (2)	$234	$226	$447	$411
Industrial/Feed net sales	421	382	768	845
Other miscellaneous and purchased product (3)	6	29	21	60
Net Sales	$661	$637	$1,236	$1,316

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$542	$578	$486	$596
Urea	$441	$432	$436	$455
Solutions/Nitric acid/Ammonium nitrate	$243	$259	$239	$259
Average	$393	$410	$369	$423
Fertilizer average price per MT	$424	$463	$396	$458
Industrial/Feed average price per MT	$379	$384	$355	$408
Average	$393	$410	$369	$423
Cost of Goods Sold per MT	$(213)	$(227)	$(206)	$(241)
Gross Margin per MT	$180	$183	$163	$182

(1) Includes inter-segment ammonia sales (tonnes - thousands)	52	33	100	79
(2) Includes inter-segment ammonia net sales	$31	$19	$56	$50
(3) Includes inter-segment other miscellaneous and purchased product net sales	$2	$16	$2	$30

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	539	635	1,041	1,225
Feed and Industrial	310	295	582	608
Manufactured Product	849	930	1,623	1,833

Phosphate Net Sales
(US $ millions)
Sales	$ 489	$ 540	$ 917	$1,096
Freight, transportation and distribution	(51)	(52)	(100)	(105)
Net Sales	$ 438	$ 488	$ 817	$ 991

Manufactured Product
Fertilizer	$ 245	$ 288	$ 455	$ 585
Feed and Industrial	187	193	352	392
Other miscellaneous and purchased product	6	7	10	14
Net Sales	$ 438	$ 488	$ 817	$ 991

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$ 455	$ 454	$ 437	$ 478
Feed and Industrial	$ 603	$ 654	$ 605	$ 644
Average	$ 509	$ 517	$ 497	$ 533
Cost of Goods Sold per MT	$ (457)	$ (422)	$ (455)	$ (437)
Gross Margin per MT	$ 52	$ 95	$ 42	$ 96

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2014	2013

December 31		1.0636
June 30	1.0676	1.0512
Second-quarter average conversion rate	1.0997	1.0211

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Production
Potash production (KCl Tonnes - thousands)	2,321	2,677	4,716	4,702
Potash shutdown weeks (1)	3	4	5	20
Nitrogen production (N Tonnes - thousands)	830	726	1,663	1,449
Phosphate production (P2O5 Tonnes - thousands)	459	521	828	1,020
Phosphate P2O5 operating rate	77%	88%	70%	86%

Shareholders
PotashCorp’s total shareholder return	6%	-2%	17%	-5%

Customers
Product tonnes involved in customer complaints (thousands)	2	4	15	12

Community
Taxes and royalties ($ millions) (2)	199	201	369	401

Employees
Annualized turnover rate (excluding retirements) (3)	5%	4%	12%	4%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	1.27	1.10	1.16	1.00

Environment
Environmental incidents (5)	6	3	11	10

	June 30,	December 31,
As at	2014	2013

Number of employees (6)
Potash	2,479	2,912
Nitrogen	802	789
Phosphate	1,376	1,637
Other	411	449
Total	5,068	5,787

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Results in 2014 include a portion of the impact of our workforce reduction announced in 2013.
(4)	As defined in our 2013 Annual Integrated Report. Total site includes PotashCorp employees, contractors and others on site.
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2013 Annual Integrated Report).
(6)	Totals as at June 30, 2014 and December 31, 2013 do not fully reflect workforce changes announced in December 2013.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net income	$472	$643	$812	$1,199
Finance costs	48	39	95	74
Income taxes	166	245	310	471
Depreciation and amortization	182	186	358	340
EBITDA	$868	$1,113	$1,575	$2,084
Impairment of available-for-sale investment	—	—	38	—
Adjusted EBITDA	$868	$1,113	$1,613	$2,084

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Sales	$1,892	$2,144	$3,572	$4,244
Freight, transportation and distribution	(158)	(147)	(324)	(296)
Net sales	$1,734	$1,997	$3,248	$3,948

Net income as a percentage of sales	25%	30%	23%	28%
Adjusted EBITDA margin	50%	56%	50%	53%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Cash flow prior to working capital changes	$765	$1,107	$1,367	$1,843
Changes in non-cash operating working capital
Receivables	54	170	(104)	66
Inventories	(3)	(6)	17	41
Prepaid expenses and other current assets	9	12	27	13
Payables and accrued charges	(37)	(81)	20	(23)
Changes in non-cash operating working capital	23	95	(40)	97
Cash provided by operating activities	$788	$1,202	$1,327	$1,940
Additions to property, plant and equipment	(199)	(354)	(423)	(850)
Other assets and intangible assets	(8)	(5)	(10)	(10)
Changes in non-cash operating working capital	(23)	(95)	40	(97)
Free cash flow	$558	$748	$934	$983

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.